EXHIBIT 10.2


                        SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement ("Agreement") is dated as of November 24, 2003 (the "Effective Date") by and between IP Learn, LLC, a California limited liability company ("IpLearn" or "Licensor"), on the one hand, and DigitalThink, Inc., a Delaware corporation ("DigitalThink" or "Licensee"), on the other hand. IpLearn and Licensee are sometimes referred to in this Agreement as a "Party" and collectively as the "Parties."

                                    RECITALS

WHEREAS IpLearn and DigitalThink are parties to a civil action, IP Learn LLC v. DigitalThink, Inc., KPMG Consulting, Inc., Electronic Data Systems Corporation and Does 1 through 10, Civil Action No. C-02-04114 PJH, pending in the United States District Court for the Northern District of California (the "Action"); and

WHEREAS the Parties wish to settle the Action on the terms and conditions set forth herein; and

WHEREAS KPMG Consulting, Inc., now known as BearingPoint, Inc. ("BearingPoint"), and Electronic Data Systems Corporation ("EDS") are not parties to this Agreement, but, rather, are acknowledged, explicit third-party beneficiaries hereof;

NOW, THEREFORE, in consideration of the terms and conditions set forth below, the Parties do agree as follows:

1. License. Subject to the terms and conditions of this Agreement (including but not limited to paragraph 7(b)), and payment of the consideration specified in paragraph 3 below in accordance with the provisions of that paragraph, IpLearn grants to Licensee a worldwide, non-exclusive, non-transferable (except as provided in paragraph 8 below), license, without the right to sublicense (except as provided in paragraph 4 below), to the patents listed in Exhibit A, together with all continuations, continuations-in-part, divisionals, reissues, reexaminations, or foreign counterparts of those patents ("Licensed Patents") to make, have made, use, offer to sell, sell and otherwise distribute and import products and services developed by Licensee or distributed under Licensee's brand (the "Licensed Products").

The Parties agree that the first sale doctrine and patent exhaustion shall be deemed to apply to the Licensed Patents with respect to the sale or distribution of Licensed Products sold or distributed by Licensee. Accordingly, the parties agree and acknowledge that the license granted in this Agreement will cover the use by all of DigitalThink's direct or indirect customers, distributors, resellers, service providers and other users and/or licensees of the Licensed Products sold or otherwise distributed by DigitalThink pursuant to this Agreement. For further clarification of the above sentence, and not by way of limitation, the Parties agree and acknowledge that DigitalThink's direct and indirect customers and sublicensees (including EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates) have the right to use, offer to sell, sell, customize, provide products and services utilizing, and otherwise distribute and import the Licensed Products.

DigitalThink acknowledges and agrees that the licenses granted hereunder are intended to cover only the products of DigitalThink, and are not intended to cover manufacturing activities that DigitalThink may undertake on behalf of third parties (patent laundering activities). By way of example only, a Licensed Product will be disqualified as a Licensed Product if such product is manufactured on behalf of a third party from designs received in a substantially completed form from a third party for resale to or on behalf of that party.

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2. Representations and Warranties.

(a) IpLearn represents and warrants that it owns the Licensed Patents and that it has the full right and power to grant the license set forth in paragraph 1. IpLearn further represents and warrants that it is a limited liability company organized and in good standing under the laws of the state of California, and has all necessary power and authority, and has taken or will take all actions necessary, to execute, deliver and perform its obligations under this Agreement.

(b) IpLearn represents and warrants to Licensee that as of the Effective Date of this Agreement, (i) there is no pending litigation brought by a third party that contests the validity, ownership or right of IpLearn to use the Licensed Patents that was not asserted in response to a suit by IpLearn against such third party; and (ii) it has no Knowledge of any patent or patent application (1) owned by Dr. Tong or Dr. Ho that has not been assigned to IpLearn that is currently being (or that upon issuance would be) infringed by Licensee or (2) owned by or licensed to IpLearn that is currently being (or that upon issuance would be) infringed by Licensee. For purposes of this paragraph, "Knowledge" with respect to IpLearn shall include but not be limited to the actual knowledge of Dr. Peter Tong and Dr. Fai Ho.

(c) Licensee represents that it is a corporation organized and in good standing under the laws of the state of Delaware, and has all necessary power and authority, and has taken or will take all actions necessary, to execute, deliver and perform its obligations under this Agreement.

3. Consideration.

(a) In consideration of the releases described below and as full consideration for the license grant, Licensee shall pay IpLearn a non-refundable license fee of Seven Hundred Fifteen Thousand U.S. Dollars ($715,000.00) (the "Cash Consideration"), payable in installments as provided below, plus 287,784 shares of DigitalThink common stock (the "Stock Consideration"), which Licensee will issue to IpLearn or its designees pursuant to a Share Allotment Agreement to be executed by the Parties concurrently herewith (the "Share Allotment Agreement"). The Stock Consideration will be issued by Licensee to IpLearn or its designees as soon as possible after execution of the Share Allotment Agreement and in any event within thirty (30) days after the effective date thereof and the Cash Consideration shall be payable as follows:

(i) One Hundred Fifty Thousand U.S. Dollars ($150,000.00) within 2 days of the Effective Date of this Agreement;

(ii) One Hundred Fifty Thousand U.S. Dollars ($150,000.00) on January 2, 2004;

(iii)One Hundred Thousand U.S. Dollars ($100,000.00) on each of May 14, 2004, November 15, 2004, and May 16, 2005; and

(iv) One Hundred Fifteen  Thousand U.S.  Dollars  ($115,000.00)  on November 15,
     2005.

Payments shall be made by wire transfer to the trust account of Mount & Stoelker, as follows:

Beneficiary Name: Daniel S. Mount, Mount & Stoelker Attorney Trust Fund Beneficiary Account Number: 0101008589
Name of receiving bank: Bridge Bank, 2120 El Camino  Real,
   Santa  Clara,  CA 95050
Routing  number of bank:  Bridge Bank Routing #121143260

Upon payment in full of the Cash Consideration and issuance in full of the Stock Consideration, the license under paragraph 1 will be deemed fully paid-up and irrevocable (except as set forth in paragraph 7(b)). Notwithstanding the foregoing and any other provision contained in this Agreement that permits IpLearn to terminate any or all of the rights granted to Licensee hereunder (including, but not limited to paragraph 7(b)), after (i) the first payment of the Cash Consideration and (ii) the issuance in full of the Stock Consideration, the rights conferred hereunder to EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates, shall be irrevocable.

4. Sublicensing. Licensee, and its assignees, if any, under paragraph 8 below, will be entitled to sublicense the rights granted under the license to any of Licensee's majority-owned subsidiaries but will not otherwise have the right to sublicense. A subsidiary is entitled to exercise such sublicense rights only so long as it remains a majority-owned subsidiary of Licensee. Licensee guarantees the performance of any sublicensed subsidiary.

5. Releases and Dismissal.

(a) IpLearn Releases to Licensee. Except with respect to the obligations created by or arising out of this Agreement, and subject to Licensee's payment in full of the consideration specified in paragraph 3 above (including without limitation the issuance of the Stock Consideration), IpLearn does hereby for itself and its respective legal successors, heirs and assigns, release and absolutely discharge Licensee, and each of its current and former employees, representatives, shareholders, agents, officers, directors, parents and subsidiaries of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys' fees, actions and causes of action of every kind and nature whatsoever, known or unknown, arising at any time prior to the Effective Date.

(b) IpLearn Limited Release to Third Parties. Subject to (i) in the case of EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates, Licensee's first payment of the Cash Consideration pursuant to paragraph 3(a)(i) and the issuance in full of the Stock Consideration pursuant to paragraph 3(a), and (ii) in the case of all other third parties, Licensee's payment in full of the consideration specified in paragraph 3 above (including without limitation the issuance of the Stock Consideration), IpLearn does hereby for itself and its respective legal successors, heirs and assigns, release and absolutely discharge Licensee's direct and indirect customers, distributors, resellers, service providers, and other users and/or licensees to whom any of the Licensed Products were sold or otherwise distributed by Licensee (or a third party authorized by Licensee to do the same) prior to the Effective Date from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys' fees, actions and causes of action of every kind and nature whatsoever, arising out of or in connection with their use of the Licensed Products (including, but not limited to, all claims arising as a result of or in connection with the Action), at any time prior to the Effective Date. IpLearn acknowledges and agrees that BearingPoint and its affiliates, and EDS and its direct and indirect wholly-owned subsidiaries, are specifically included in the release set forth in this paragraph 5(b).

For the sake of clarity, this release is not intended to preclude IpLearn from bringing any action or pursuing any remedy against any third party based on activities that are not licensed under this Agreement.

(c) Licensee Releases to IpLearn. Except with respect to the obligations created by or arising out of this Agreement, Licensee does hereby for itself and its respective legal successors, heirs and assigns, release and absolutely discharge IpLearn, and each of its current and former employees, representatives, shareholders, agents, officers, directors, parents, subsidiaries, past and present, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys' fees, actions and causes of action of every kind and nature whatsoever, known or unknown, arising at any time prior the Effective Date.

(d) Unknown Claims. IpLearn and Licensee expressly acknowledge and agree that this Agreement fully and finally releases and forever resolves all claims referenced in subparagraphs (a), (b) and (c) above, including those that are unknown, unanticipated or unsuspected or that may hereafter arise as a result of the discovery of new and/or additional facts, and each of the Parties expressly waive all rights under Section 1542 of the Civil Code of California, which the Parties each acknowledge they have read and understood and which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(e) Dismissals. IpLearn will dismiss the Action pursuant to a stipulated dismissal in the form set forth in Exhibit D within 24 hours after receipt by IpLearn of (i) the first payment of the Cash Consideration and (ii) the issuance in full of the Stock Consideration. Each Party will bear its own attorneys' fees and costs. Notwithstanding the foregoing, in the event of an uncured breach of Licensee's payment obligations set forth in paragraph 3, (1) the dismissal with prejudice shall be null and void as to all entities except with respect to EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates, (2) IpLearn shall be entitled to reassert the claims in the Action against Licensee, and (3) Licensee will not assert that the claims are barred. Licensee acknowledges and agrees that in no event shall the dismissal of the Action with prejudice prevent IpLearn from suing Licensee for infringement with respect to Licensed Products in existence as of the Effective Date for infringements occurring after the date of the settlement if the licenses in this Agreement are no longer in effect, whether based on a theory of res judicata or otherwise.

6. Publicity; Confidentiality.

(a) Press Release. Within seven (7) days after the Effective Date, IpLearn may issue a press release, substantially in the form attached hereto as Exhibit B. Within seven (7) days after the Effective Date, DigitalThink may issue a press release, substantially in the form attached hereto as Exhibit C. IpLearn will be entitled to identify Licensee as a licensee under the Licensed Patents in IpLearn's promotional material, including its website. Licensee will be entitled to identify itself as a licensee under the Licensed Patents in Licensee's promotional material, including its website.

(b) Confidentiality. Except as provided in paragraph 6(a), the terms of this Agreement shall be held in confidence and not disclosed to any third party, except (i) as may be required by law or a governmental agency with jurisdiction, provided that the Party discloses only the minimum that in the opinion of its legal counsel is required by law or such governmental agency, (ii) as may be required by a court order, provided that the Party notifies the other Party in advance and cooperates with the other Party in seeking a protective order to protect the confidentiality of such information, (iii) to its legal and financial advisors and accountants, and (iv) to potential investors, lenders, purchasers of the Party's business, merger parties, and underwriters in connection with their due diligence in future financings, loan transactions, acquisitions, mergers or public offerings, provided that such persons or entities agree in writing to keep the terms and conditions of this Agreement confidential.

7. Term and Termination of License.

(a) Term. The license granted under this Agreement is effective as of the Effective Date and continues until the last to expire of the Licensed Patents, unless terminated sooner as provided in paragraph 7(b) below.

(b) Termination. Except with regard to the rights of EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates, IpLearn will have the right to terminate this Agreement, including, without limitation, the license granted under paragraph 1, in the event (i) Licensee fails to make any payment of the Cash Consideration or issue the Stock Consideration under paragraph 3 when due, and has not cured such material breach within twenty (20) days of receiving notice of that breach from IP Learn or (ii) Licensee dissolves, liquidates, ceases actively to conduct business, files a voluntary bankruptcy petition under Chapter 7 of the U.S. Bankruptcy Code or is adjudicated bankrupt in an involuntary proceeding under Chapter 7 of the U.S. Bankruptcy Code.

8. Assignment/Change of Control.

(a) Licensee shall have the right to assign (subject to the provisions below) this Agreement and the licenses granted under it (in its entirety) only to (i) a successor to substantially all of Licensee's business in connection with a Change of Control (as defined below); and (ii) any one of Licensee's majority-owned subsidiaries, which may thereafter re-assign the Agreement and the licenses granted under it back to Licensee. Assignments contrary to these terms will be null and void from the beginning.

(b) As used in this paragraph 8, "Change of Control" means a transaction or a series of related transactions in which (1) one or more related parties who did not previously own more than a fifty percent (50%) interest in Licensee obtain more than a fifty percent (50%) interest in Licensee, or (2) Licensee merges with or transfers substantially all of its assets to a third party in which the shareholders of Licensee immediately before the transaction own less than a fifty percent (50%) interest in the acquiring or surviving entity immediately after the transaction, or (3) Licensee acquires, by merger, acquisition of assets or otherwise, all or any portion of another legal entity such that the shareholders of such acquired entity immediately before the transaction own more than a fifty percent (50%) interest in Licensee after the transaction. If Licensee assigns rights to a majority-owned subsidiary under section (ii) of paragraph 8(a), the subsidiary shall be entitled to exercise those rights only so long as it remains a majority-owned subsidiary of Licensee. If Licensee assigns rights to a majority-owned subsidiary under paragraph 8(a)(ii) and the subsidiary later ceases to be a majority-owned subsidiary of Licensee, the assigned rights shall immediately and automatically revert back to Licensee.

(c) In the event of any permitted assignment under paragraph 8(a)(i), above then all amounts not yet paid by Licensee pursuant to paragraph 3 shall become due and payable within 10 days of the assignment and any Stock Consideration not yet issued shall be issued as soon as possible after the assignment.

(d) In the event of an assignment to an individual or entity as permitted under paragraph 8(a)(i) above or in the event of an assignment to a majority owned subsidiary created by the acquisition of a company with whom IPLearn is in active litigation at the time of the assignment (each a "Successor Entity"), the following conditions will apply:

(i) The definition of Licensed Products will be deemed limited and amended, as of the effective date of the assignment, to include only those Licensed Products that have been commercially released by Licensee (and not the Successor Entity), released for beta testing by Licensee (and not the Successor Entity) or coded by Licensee (and not the Successor Entity) before such date and any future versions of such Licensed Products that are a natural evolution of the prior versions;

(ii) No additional payments shall be due under the license for the first twelve month period following the assignment (the "First Year") if the Gross Revenues (as defined below) from the sale or disposition of the Licensed Products (as defined under paragraph 8(d)(i) above) by the Successor Entity for the First Year do not exceed 150% of the "Base Revenue." For purposes of paragraphs 8(d)(ii) and (iii), the Base Revenue shall be equal to the "Preceding Year Revenue" (Gross Revenues of Licensee for the "Preceding Year" (the twelve month period immediately preceding the assignment)), except that if the Preceding Year Revenue is less than 90% of Licensee's Gross Revenues for the twelve month period prior to the Preceding Year, then the Base Revenue shall be the average of the Preceding Year Revenue and the Gross Revenues for the twelve month period prior to the Preceding Year;

(iii)No payments shall be due under the license for a subsequent twelve month period following the First Year if the Gross Revenues from the sale or disposition of the Licensed Products (as defined under paragraph 8(d)(i) above) by the Successor Entity for such subsequent twelve month period do not exceed the amount obtained from the following formula: [100% + 50% X (the number of twelve month periods following the assignment)] X (Base Revenue); and

(iv) In the event that the Gross Revenues from the sale or disposition of the Licensed Products (as defined under paragraph 8(d)(i) above) by the Successor Entity in a twelve month period following the assignment exceed the applicable thresholds set forth in paragraphs 8(d)(ii) and 8(d)(iii) above (the "Excess Gross Revenues"), then the Successor Entity may, at its option, acquire a license from Licensor upon reasonable and nondiscriminatory ("RAND") terms in relation to such Excess Gross Revenues. If the parties are unable to agree on RAND terms, the Successor Entity may compel binding arbitration to determine RAND terms in accordance with the arbitration provisions set forth in paragraph 17 below (except that neither party shall be permitted to recover fees in conjunction with an arbitration pursuant to this paragraph). Any determination of a RAND license fee or royalty shall take into account all relevant information, including without limitation the extent of the use and the likelihood that Licensor's intellectual property rights at issue are enforceable against the Successor Entity.

For purposes of this paragraph 8(d), "Gross Revenues" shall mean the sum of the fees charged and received by the applicable entity (either the Licensee or the Successor Entity as the case may be) for the sale or disposition of the Licensed Products (as defined under paragraph 8(d)(i) above) to any third party. In the event the Licensed Product is bundled with another product, the Gross Revenue of the Licensed Product shall be determined pursuant to Generally Accepted Accounting Principles.

(e) The Successor Entity shall not be entitled to the benefit of the releases granted in paragraph 5(a) except in its capacity as successor in interest to Licensee and only to the extent of Licensee's (as distinct from the Successor Entity's) activities prior to the Effective Date.

(f) Licensee and each Successor Entity (as the case may be) shall maintain a complete, clear and accurate record of its Gross Revenues, in sufficient detail to enable IpLearn to verify the applicable revenue levels for purposes of paragraph 8(d). To ensure compliance with paragraph 8(d), an independent certified public accountant selected by IpLearn shall have the right to reasonably inspect and audit such records to the extent necessary to verify the applicable Gross Revenues and calculations relating thereto for purposes of paragraph 8(d); provided that such audit shall be conducted upon reasonable advance written notice, during regular business hours at Licensee's or the Successor Entity's offices (as applicable), in such a manner as not to interfere with Licensee's or the Successor Entity's (as applicable) normal activities, and at IpLearn's expense (except as set forth below). In no event shall audits be made hereunder more frequently than once every two calendar years, except in the event any such audit reveals that Licensee or the Successor Entity (as applicable) has underreported Excess Gross Revenues by more than five percent (5%) for any quarter, in which case, (i) IpLearn shall have the right to conduct an audit once every twelve (12) months; and (ii) Licensee or the Successor Entity (as applicable) shall also pay IpLearn's reasonable costs and expenses for the outside audit that revealed such underreporting.

9. Disclaimers; Limitations. EXCEPT AS PROVIDED IN PARAGRAPH 2 ABOVE, THE LICENSED PATENTS ARE LICENSED ON "AS IS" BASIS, WITHOUT WARRANTIES OF ANY KIND. IpLearn will have no obligation to file, prosecute or maintain any patents or patent applications, to enforce the Licensed Patents against third parties or to provide know-how or support to Licensee.

10. Notices. Any notice or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given, if in writing and (a) hand delivered, (b) deposited with a nationally recognized overnight courier (Federal Express, UPS or the like), (c) mailed postage prepaid by certified or registered mail, return receipt requested, or (d) sent by facsimile transmission with verification of receipt, and will be deemed effective the day of delivery by hand, overnight courier or mail, or the day of transmission if sent by facsimile, and addressed to the Party to whom notice is given as follows:

                  If to IpLearn to:                  Peter Tong
                                                     Managing Partner
                                                     IPLearn
                                                     1807 Limetree Lane
                                                     Mountain View, CA 94040

                  If to DigitalThink to:             Attn:  Rob Krolik
                                                     Chief Financial Officer
                                                     DigitalThink, Inc.
                                                     601 Brannan Street
                                                     San Francisco, CA 94107

11. Other Obligations. Licensee will not cooperate with or assist any party with respect to invalidating or contesting the Licensed Patents. Licensee will not take any action with respect to invalidating or contesting the Licensed Patents, except as required by law. Notwithstanding the foregoing, the obligations set forth in this paragraph 11 shall not apply in the event that the license granted herein is terminated.

12. Comprehension. Each Party acknowledges to the other Party that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each Party has authorized and directed their respective attorneys to execute and deliver such other and further documents as may be required to carry out the terms and conditions of this Agreement.

13. Interpretation. The language of this Agreement has been approved by counsel for the Parties. The language of this Agreement shall be construed as a whole according to its fair meaning and none of the Parties (nor the Parties' respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the Parties.

14. No Admission of Liaibility. Nothing herein shall be construed as an admission of liability of or on behalf of any Party hereto or to the Action.

15. Severability. If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

16. Entire Agreement. This Agreement and the Share Allotment Agreement constitute the entire agreement between the Parties with regard to resolution of the Action and supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. In the case of any conflict between the terms of this Agreement and the terms of the Share Allotment Agreement, the terms of this Agreement shall control. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto which specifically refers to this Agreement. The Protective Order entered by the Parties in the Action shall remain in full force and effect.

17. Arbitration. Any dispute or claim arising out of, in relation to, or in connection with this Agreement, including without limitation the interpretation, making, performance, breach or termination thereof, but not including any claims of patent infringement or invalidity, shall be finally settled by binding arbitration in San Francisco, California, under and in accordance with the rules and procedures of the American Arbitration Association, by three (3) arbitrators appointed in accordance with said rules. Judgment on the award rendered by the arbitrators may be entered in court. Each of Licensor and Licensee hereby irrevocably consents to the jurisdiction of state and federal courts located in San Francisco, California. The award shall be final and binding upon the Parties. The arbitrators shall apply California and Federal law to the merits of any dispute or claim, without reference to its rules of choice of law. The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefore stated. The Parties shall share the costs of the arbitration, including administrative and arbitrators' fees, equally. Each Party will bear the expense of preparing and presenting its own case in connection with the arbitration (including, but not limited to, its own attorneys' fees and costs of witnesses), except that the prevailing party shall be entitled to recover its reasonable attorneys' fees from the other Party. All aspects of the arbitration shall be treated as confidential, except as reasonably necessary for performance and enforcement of any ruling or remedy. Notwithstanding anything to the contrary herein, each Party shall have the right to seek injunctive relief at any time and under any circumstances; provided however that for any suits seeking injunctive relief commenced prior to the termination or expiration of the Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees from the other Party for such injunctive relief.

18. Survival. Paragraphs 6(b) (Confidentiality), 9 (Disclaimers; Limitations), 10 (Notices), 12 (Comprehension), 14 (No Admission of Liability), 16 (Entire Agreement) and 17 (Arbitration), and the rights granted hereunder to EDS and its direct and indirect wholly-owned subsidiaries, and BearingPoint and its affiliates shall survive termination of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Parties have entered into this Agreement as of the Effective Date.



IP Learn, LLC                               DigitalThink, Inc.

By:    /s/ PETER TONG                       By:   /s/ MICHAEL POPE
   -------------------------------             ---------------------------------

Name:  Peter Tong                           Name: Michael Pope
   -------------------------------             ---------------------------------

Title: Managing Partner                     Title:Chief Executive Officer
   -------------------------------             ---------------------------------

Date:  November 24, 2003                    Date: November 24, 2003
   -------------------------------             ---------------------------------

                                    Exhibit A

                  U.S. Patents Nos. 6,126,448
                                    6,118,973
                                    5,934,909
                                    5,779,486
                                    6,398,556

                                    Exhibit B
OMITTED

                                    Exhibit C

OMITTED

                                    Exhibit D

                         See Form of Dismissal Attached.

Daniel S. Mount (State Bar No. 077517)
Lara J. Hodgson (State Bar No. 199761)
Mount & Stoelker
Riverpark Tower, Suite 1650
333 West San Carlos Street
San Jose, Ca  95110
Telephone:  (408) 279-7000
Facsimile (408) 998-1473

Attorneys For Plaintiff IP Learn, LLC

Kenneth B. Wilson (State Bar No. 130009)
Judith B. Jennison, Bar No. 165929
PERKINS COIE LLP
180 Townsend Street, 3rd Floor
San Francisco, California  94107-1909
Telephone:  (415) 344-7000
Facsimle:  (415) 344-7050

Attorneys for Defendant DigitalThink, Inc.

James G. Gilliland Jr. (State Bar No. 107988)
Robert A. McFarlane (State Bar No. 172650)
TOWNSEND AND TOWNSEND AND CREW LLP
Two Embarcadero Center, 8th Floor
San Francisco, California  94111
Telephone:  (415) 576-0200
Facsimile:  (415) 576-0300

Attorneys for Defendatns Electronic Data Systems Corp. and
BearingPoint, Inc. (formerly KPMG Consulting, Inc.)

JOHN SABINE DEGROOTE (Pro Hac Vice)
1676 International Drive
McLean, Virginia  22102
Telephone:  (703) 747-6972
Facsimile:  (703) 747-8073

Attorney for Defendant BearingPoint, Inc.
(formerly KPMG Consulting, Inc.)


                   IN THE UNITED STATES DISTRICT COURT FOR THE
                         NORTHERN DISTRICT OF CALIFORNIA
                             SAN FRANCISCO DIVISION

IP LEARN, LLC, a California Limited Liability Company,   CASE NO. 02-04114 PJH

                Plaintiff,
                                                         STIPULATED DISMISSAL
                                                         AND [PROPOSED] ORDER
                    v.
                                                         Hon. Phyllis J.Hamilton

DIGITALTHINK, INC., a Delaware Corporation, KPMG
CONSULTING, a Delaware Corporation, and ELECTRONIC DATA
SYSTEMS CORPORATION, a Delaware Corporation,

                Defendants.

Pursuant to Fed. R. Civ. P. 41(a)(1), Plaintiff and Counterdefendant IpLearn, LLC ("IpLearn") and Defendants and Counterclaimants DigitalThink, Inc. ("DigitalThink"), BearingPoint, Inc. (formerly KPMG Consulting, Inc.) ("BearingPoint") and Electronic Data Systems Corporation ("EDS") hereby stipulate to dismissal of all claims as follows:


1. Dismissal Between IpLearn & DigitalThink Subject to the terms of the Settlement and License Agreement entered into by IpLearn, and DigitalThink dated November 24, 2003 ("Agreement"), IpLearn and DigitalThink hereby stipulate to the dismissal WITH PREJUDICE of all claims, counterclaims and defenses against each other in the above-referenced action, with each party bearing its own costs, fees and expenses.

2. Dismissal Between IpLearn and BearingPoint and EDS IpLearn hereby dismisses all claims and defenses against Defendants and Counterclaimants BearingPoint and EDS. Such dismissal is WITH PREJUDICE with respect to all claims and defenses pertaining to any and all products and services developed by DigitalThink, Inc. or distributed under DigitalThink's brand. Additionally, IpLearn covenants not to sue EDS and BearingPoint (including their subsidiaries, affiliates and direct and indirect customers) for infringement of the patents-in-suit (United States patents: 5,779,486, 5,934,909 6,118,973, 6,126,448, or 6,398,556) where such alleged infringement pertains to products and services developed by DigitalThink, Inc. or distributed under DigitalThink's brand.

BearingPoint and EDS dismiss WITHOUT PREJUDICE all counterclaims and defenses against IpLearn, but each of EDS and BearingPoint covenant not to sue IpLearn on the basis that the patents-in-suit (United States patents: 5,779,486, 5,934,909, 6,118,973, 6,126,448, or

6,398,556)  are  invalid  or  not  infringed  unless   BearingPoint  and/or  EDS
(including their affiliates, subsidiaries, and direct and indirect customers) are accused of infringing said patents-in-suit.

    Date:  November ___ , 2003                MOUNT & STOELKER


                                              By:
                                                 -------------------------------
                                                 Daniel S. Mount, Esq.
                                                 Leslie J. Hoekstra, Esq.
                                                 Lara J. Hodgson, Esq.
                                                 Attorneys for Plaintiff
                                                 IPLEARN, LLC


    Date:  November ___ , 2003                PERKINS COIE LLP


                                              By:
                                                 -------------------------------
                                                 Kenneth B. Wilson, Esq.
                                                 Judith B. Jennison, Esq.
                                                 Attorneys for Defendant
                                                 DIGITALTHINK, INC.


     Date:  November ___ , 2003               TOWNSEND AND TOWNSEND AND CREW


                                              By:
                                                 -------------------------------
                                                 James B. Gilliand, Esq.
                                                 Robert A. McFarlane, Esq.
                                                 Attorneys for Defendants
                                                 IPLEARN, LLC
                                                 ELECTRONIC DATA SYSTEMS
                                                 CORPORATION AND KPMG
                                                 CONSULTING, INC.


      IT IS SO ORDERED:


      Dated: ____________________ , 2003


                                                  ------------------------------
                                                  HON. PHYLLIS J. HAMILTON
                                                  United States District
                                                  Court Judge